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                                  EXHIBIT 99.2

                                  PRESS RELEASE












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                                                                   EXHIBIT 99.2

                          INFORMIX ANNOUNCES SETTLEMENT
                                    WITH SEC

         MENLO PARK, CALIF.--JANUARY 11, 2000--Informix-Registered Trademark-Corporation (NASDAQ: IFMX), the technology leader in the software infrastructure for the i.Economy, today announced that it has reached a settlement with the Securities and Exchange Commission relating to the SEC's investigation of the events leading to the restatement of the Company's financial statements including fiscal years 1994, 1995 and 1996. The restatement was announced publicly in November 1997.

         Pursuant to the settlement, Informix has consented to the entry of an administrative cease and desist order, issued by the SEC, against future violations of certain provisions of the federal securities laws. No monetary fines or penalties were imposed against the Company. The Company will continue to cooperate in the SEC's continuing investigation of other persons and entities.

         "The Company is gratified to have resolved the investigation," said Robert J. Finocchio, Jr., the Chairman of the Company's Board of Directors. "The resolution of the investigation and the recently-announced settlements of the private securities litigation mean that the Company has closed the book on the past and now can concentrate on the future."

         Informix publicly announced final court approvals of the settlements of the private securities litigation last month.

ABOUT INFORMIX

         Based in Menlo Park, California, Informix Corporation specializes in advanced information management technologies that help enterprises in the i.Economy get to market quickly, generate new revenue, build a unique strategic advantage, and solve their most complex business problems. Informix offers customers a complete software infrastructure for the Web that delivers highly scalable transaction processing, personalized content management, integrated business intelligence, full multimedia capabilities and complete e-commerce solutions. For more information, contact the sales office nearest you or visit our Web site at www.informix.com.

EDITORIAL CONTACT
Gary Lloyd
Informix Corporation
(650) 926-6190
gary.lloyd@informix.com